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                                                                    EXHIBIT 11.1


                     SCM Microsystems, Inc. and Subsidiaries
            Statement of Computation of Net Income (Loss) Per Share
                      (in thousands, except per share data)



                                                                Three month               Nine month
                                                                period ended             period ended
                                                                September 30             September 30
                                                              ----------------         -----------------
                                                               1997      1996           1997      1996
                                                              ------    ------         ------    -------
Net income (loss)                                             $ 334     $   27         $  (76)   $(1,219)
     Accretion on redeemable convertible preferred stock       (324)       (72)          (802)      (215)
                                                              ------    ------         ------    -------
     Net income (loss) attributable to common stockholders    $  10     $  (45)        $ (878)   $(1,434)
                                                              ======    ======         ======    =======

Weighted average common shares outstanding                     1,866     1,280          1,733      1,280
Weighted average convertible preferred stock                   4,799     2,720          4,273      2,577
Staff Accounting Bulletin No. 83 issuances and grants (1)        675     1,361            920      1,361
                                                              ------    ------         ------    -------
Shares used to compute net income (loss) per share             7,340     5,361          6,926      5,218
                                                              ======    ======         ======    =======

Net income (loss) per share                                   $ 0.05    $ 0.01         $(0.01)   $ (0.23)
                                                              ======    ======         ======    =======

Net income (loss) per share attributable to
 common stockholders                                          $ 0.00    $(0.01)        $(0.13)   $ (0.27)
                                                              ======    ======         ======    =======


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and convertible preferred stock issued for consideration below the assumed initial public offering (IPO) price, and stock options and warrants granted with exercise prices below the IPO price during the twelve month period preceding the date of the initial filing of the Registration Statement, have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.